Quest Solution Launches New Intellectual Property Division, Enters Mining Industry

Distribution Agreement Launches Quest Solution into Mining Vertical

HENDERSON, NV, August 14, 2014 -- Quest Solution, Inc, "The Company" (OTCBB: QUES), is pleased to announce the creation of a wholly-owned division focused on commercializing Intellectual Property, Patents and Distribution of industry-specific technologies in an array of new verticals. The new division will operate under the stewardship of recent Quest Solution advisory board members Augie Sick and Jim Holt, each of whom bring considerable technology expertise, operational successes and a bounty of contacts.

Quest Solution is pleased to announce its first agreement in this new division today via a global exclusive distribution agreement with Rampart Detection Systems of Canada. Quest Solution will become the exclusive distributor of Rampart’s unique technology for Intelligent Bulk Solids Handling inside of the Mining, Minerals and Metals industry. The purpose of this division is to significantly grow margins and recurring revenue generation for Quest Solution.

Jim Holt added “Rampart’s solutions significantly lower costs, improve profits and eliminate catastrophic events that occur at mines with their conveyor systems.  With conveyor belts sometimes costing $5 million and hopper crushers costing $30 million or more and downtime running into the millions, these solutions have proven to be very affordable systems.”  Holt continued, “Rampart’s Belt Guard family of products utilizes proprietary applied work in electrodynamics using sensors and signal processing software to detect conditions and situations that could shut down operations.  Application of this set of solutions can be used on Conveyors, Haul Trucks, and Hopper Crushers.”

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Last year the distribution of these solutions generated approximately $4 million in Revenues with almost $2 million in margin for Rampart.   Quest Solution has taken over the distribution rights and the team is aggressively working on a growth strategy for production of this agreement.

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Improving relationships with strategic mining industry leaders is part of Quest Solution’s strategic plan for accelerated growth.

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Web site improvements, improved marketing & Insurance Company partnering are also planned.

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Quest Solution is using its experience and existing relationships with financial partners to offer solutions as a service instead of Cap Ex only.

No shares were issued or cash expended in conjunction with this transaction.

The Company intends to announce other verticals for the new Division and as current negotiations consummate into executed agreements.

About Rampart Detection Systems

Rampart Detection Systems is a Canadian based research and development company with international patents on EMRAC, FEPS, and VariLuc.  They have been delivering solutions to the mining industry for decades. www.rampartdetection.com

For more information www.QuestSolution.com  Additional details of this distribution agreement to be filed in a Form 8-K at www.sec.gov.

About Quest Solution, Inc.:

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

Information about Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Quest Solution Inc.'s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding growth in our parts and vehicle sales and increases in our ability to produce new products. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company's recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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